Exhibit (10):  Consents of Independent Auditors

INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 33-98062 of Companion Life Separate Account C on Form N-4 of our report dated March 29, 2002 on the financial statements of Companion Life Separate Account C and our report dated February 13, 2002 on the statutory financial statements of Companion Life Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts" also in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
April 29, 2002